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                                                                   EXHIBIT 10.29


  Confidential  Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.


                         AMENDING AGREEMENT NO. 1 TO THE
                                SUPPLY AGREEMENT
                          DATED AS OF NOVEMBER 28, 2000
                                     BETWEEN
                           SIERRA WIRELESS DATA, INC.
                                       AND
                                 GOAMERICA, INC.

This Amending Agreement is made as of December 29, 2000, by and between Sierra Wireless Data, Inc. ("SWD"), a Delaware Corporation and GoAmerica, Inc. ("GOA"), a Delaware Corporation.

WHEREAS, SWD and GOA entered into a Supply Agreement dated as of November 28, 2000 and it has been determined that it is in the best interests of the parties to such agreement to amend the same in accordance with the terms and conditions herein.

NOW THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereby agree as follows:

1. Confirmation of Supply Agreement. Other than as expressly amended by the terms of this Amending Agreement, the Supply Agreement is hereby confirmed and remains in full force and effect in accordance of its terms.

2.   Interpretation/General. The interpretation provisions set out in sections
1.1 to 1.7 inclusive of the supply Agreement and the general provisions set out in sections 17.1 to 17.10 inclusive of the Supply Agreement shall be incorporated by reference into this Amending Agreement.

3. Amendments. The Supply Agreement is amended as follows (with all section references being to sections in the Supply Agreement):

     (a) The definition of Products in section 1.1(n) is deleted and replaced with the following:

          "(n) "Products" means the Springboard Products, the PC Cards and the Sierra Sled for Sony Clie (the first release of Boa) described in
          Section 3.7;"

4.   Additions. The following provisions are added to the Supply Agreement:

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  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.


(a) "3.7. PURCHASES OF SIERRA SLED FOR SONY CLIE. In addition to the GOA commitments described in sections 3.2 to 3.4 inclusive, GOA hereby agrees to purchase and will issue a purchase order for, and SWD agrees to sell to GOA, [**] units of the Sierra Sled for Sony Clie (the first release of Boa operable on the CDPD or Ricochet networks, at a per unit price of US$[**] FOB Shipping Point, on a firm and non-cancelable basis. Such units shall be co-branded, and shall carry the GOA trademark name and may carry such other GOA logo as is expressly agreed to by SWD, in its sole discretion, with the exception that the SWD PC Card Products in the Sierra Sled for Sony Clie will be SWD branded only. The GOA indemnity set out in section 2.3 shall apply, mutatis mutandis, to the use of such trademarks as described in this section. The CD provided with the AirCard [**] of the CDPD version will contain drivers for the notebook version of the AirCard [**]. The [**] units will be delivered to GOA (subject only to such rescheduling as may be permitted by SWD) as follows:

     o    [**] CDPD pre-production units by [**].

     o    [**] CDPD production units during [**].

     o    [**] CDPD production units during [**].

     o    [**] production units during each month beginning [**] and ending
          [**].

     o    [**] production units during [**].

     GOA acknowledges and agrees that for the aforementioned [**] unit commitment, a minimum of [**] units will be purchased for intended use on CDPD networks with the balance of the unit commitment being purchased for intended use on either CDPD or Ricochet Networks. If GOA desires to purchase the Ricochet version of the Product, the provisions of section 6 of the Supply Agreement shall be amended to require at least [**] lead time prior to the initial delivery to GOA of such Products. Notwithstanding the foregoing, in no event shall the Ricochet version of the Product be available for delivery prior to [**] following the commercial availability of the CDPD version of the Product. Notwithstanding section 4.1, SWD agrees that GOA may make payment of the per unit purchase price of US$[**], in installments, as follows: $[**] together with all other invoiced amounts arising in connection with the sale of the unit within [**] of the date of invoice; $[**] within [**] of the date of invoice; $[**] within [**] of the date of invoice; and $[**] within [**]of the date of invoice."

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   Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.


     (b) "3.9 MARKET DEVELOPMENT FUNDS. SWD shall reimburse GOA for up to US$[**] of market development expenses incurred by GOA in connection with product promotion and the commercial branch of the Sierra Sled for Sony Clie, in such manner as shall be agreed to by the parties. For all such expenses for which GOA intends to seek reimbursement, GOA must obtain the written approval of SWD, prior to GOA incurring the market development expenses and GOA agrees to feature prominently the name "Sierra Wireless" and the Sierra Wireless logo in its television, print and radio advertising campaigns, where practicable, and mutually agreed upon."

     (c) "3.16 EXCLUSIVITY. For the period of [**] following the initial commercial shipment of the Sierra Sled for Sony Clie, described in
          Section 3.7, to GOA (the "Exclusivity Period"), GOA agrees that SWD will be the exclusive supplier to GOA of CDPD and Ricochet sled products for all versions of the Sony Clie that operate with the first release of Boa. During the Exclusivity Period, SWD agrees that the version of the Sierra Sled for Sony Clie, described in Section 3.7, shipped to GOA, will be made available exclusively to GOA and to no other customer for use in the United States (other than affiliates of SWD who are not competitors of GOA), provided that GOA is the exclusive supplier to Sony, and its designated distributors and resellers, of CDPD and Ricochet Sled products and/or airtime services for all versions of Sony Clie. The aforementioned exclusivity provisions will be extended from [**], provided GOA has accepted delivery of at least [**] of such units prior to [**], and has placed firm, non-cancelable purchase orders, within the standard lead times, for delivery of [**] of such units in each month during such [**] period.

5. COUNTERPARTS. This Amending Agreement may be signed in any number of counterparts and each of such counterparts shall constitute an original document and all such counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amending Agreement as of the date year first above written.

SIERRA WIRELESS DATA, INC.                  GOAMERICA, INC.


Per: /s/ Jason Cohenour                     Per:     /s/ Joseph Korb
    ----------------------------------          --------------------------------
    Authorized Signatory                        Authorized Signatory

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